EXHIBIT 99.1
Replidyne contact:
Sabrina B. Oei
Dir. Investor & Public Relations
T: (303) 996-5535
Replidyne Announces Third Quarter 2007 Earnings
Louisville, CO, October 30, 2007 — Replidyne, Inc. (Nasdaq: RDYN) today announced its financial results for the third quarter and nine months ended September 30, 2007.
Replidyne reported a net loss of $12.3 million for the third quarter ended September 30, 2007 compared to a net loss of $5.7 million for the quarter ended September 30, 2006. For the nine months ended September 30, 2007, Replidyne reported net income of $24.6 million compared to a net loss of $19.6 million for the nine months ended September 30, 2006. Cash, cash equivalents and short-term investments on hand at September 30, 2007 totaled $101.7 million.
“Replidyne continues to pursue clear objectives in our clinical and preclinical programs,” said Kenneth J. Collins, Replidyne’s President and CEO. “We are moving forward with partnering discussions while completing preparations for the initiation of Phase III clinical trials in community-acquired pneumonia and acute bacterial sinusitis. We are also building and strengthening our research pipeline. We recently disclosed REP3123 as the lead product candidate in our C. difficile program, and anticipate filing an investigational new drug application in the second half of 2008. We are fortunate to be in a strong financial position to execute these objectives.”
Due to the conclusion of the collaboration agreement with Forest Laboratories (Forest) effective May 7, 2007, there was no revenue reported for the third quarter of 2007. Revenue for the nine months ended September 30, 2007 was $58.6 million. Upon termination of the agreement with Forest, all unamortized upfront and milestone payments as well as contract revenue for funded activities were fully recognized as revenue on May 7, 2007. Replidyne will not report any revenue under this agreement in future reporting periods.
Research and development expenses in the third quarter of 2007 were $10.7 million compared to $7.2 million in the corresponding quarter of 2006. Faropenem related expense represented approximately 64% of total research and development expense this quarter, primarily for costs to prepare for patient enrolment in three planned Phase III clinical trials of faropenem; one for treatment of acute bacterial sinusitis and two for treatment of community acquired pneumonia. These preparations position the faropenem program to commence patient enrolment in clinical trials this Northern Hemisphere respiratory infections season. Costs were also incurred for the faropenem program to support the ongoing Phase III clinical trial of faropenem for treatment of acute exacerbations of chronic bronchitis. Additionally, research and development expense also included costs for preclinical activities targeted to Replidyne’s discovery research programs, primarily C. difficile and inhibition of DNA replication, and to prepare for future clinical trials of REP8839, including an upcoming Phase II clinical trial among pediatric patients with impetigo.
Sales, general and administrative expenses for the third quarter of 2007 were $3.0 million compared to $3.9 million in the third quarter of 2006 reflecting lower compensation related and marketing study expenses in the 2007 quarter. Replidyne reported a net loss attributable to common stockholders for the third quarter of 2007 of $12.3 million or, $0.46 per basic and diluted common share. This result compared to a net loss attributable to common stockholders of $5.8 million, or a net loss of $0.23 per basic and diluted common share in the third quarter of 2006.
Conference Call Information
Replidyne will host a conference call and webcast today, October 30, 2007, at 4:45 P.M. EDT to discuss third quarter 2007 financial results and recent corporate developments. Callers may participate in the conference call by dialing 800-435-1261 (domestic) or 617-614-4076 (international), and providing the passcode 57078639. To access the live webcast, log on to the Company’s website at www.Replidyne.com and go to the Investor Relations section.
A replay of the conference call will be available approximately one hour after the completion of the call through Tuesday, November 13, 2007 at midnight. Callers may access the replay by dialing 888-286-8010 (U.S. participants) or 617-801-6888 (international participants). The audio replay passcode is 69926595. To access a replay of the webcast, visit the Investor Relations section of the Company’s website at www.Replidyne.com.
About Replidyne, Inc.
Replidyne is a biopharmaceutical company focused on discovering, developing, in-licensing and commercializing innovative anti-infective products. Replidyne’s lead product, faropenem medoxomil, is a novel oral community antibiotic, expected to be appropriate for use as a first-line antibiotic for treatment of respiratory and skin infections in adult and pediatric patients. Replidyne’s second drug candidate, REP8839, is a topical anti-infective product candidate in development for the treatment of skin and wound infections, including methicillin-resistant S. aureus (MRSA) infections. Replidyne’s investigational antibacterial agent REP3123 targets Gram-positive C. difficile bacteria and C. difficile-associated disease (CDAD). Replidyne is pursuing the development of other novel anti-infective programs based on its in-house discovery research.

Safe Harbor
This press release contains plans, intentions, objectives, estimates and expectations that constitute forward-looking statements about Replidyne, Inc. that involve significant risks and uncertainties. Actual results could differ materially from those discussed due to a number of factors including, the success and timing of pre-clinical studies and clinical trials; the Company’s ability to obtain a new partner for faropenem on acceptable terms; the Company’s ability to obtain and maintain regulatory approval of product candidates and the labeling under any approval that may be obtained; plans to develop and commercialize product candidates; the loss of key scientific or management personnel; the size and growth of the potential markets for the Company’s product candidates and the Company’s ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of Company estimates regarding expenses, future revenues and capital requirements; the Company’s ability to obtain and maintain intellectual property protection for our product candidates; the successful development of the Company’s sales and marketing capabilities; the success of competing drugs that are or become available; and the performance of third party manufacturers. These and additional risks and uncertainties are described more fully in the Company’s most recent Form 10-Q filed with the SEC under the Securities Exchange Act of 1934. Copies of filings made with the SEC are available through the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in the press release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements in the document.

REPLIDYNE, INC.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$39,875	$24,091
Short-term investments	61,856	101,476
Receivable from Forest Laboratories	—	4,634
Prepaid expenses and other current assets	2,921	2,079

Total current assets	104,652	132,280

Property and equipment, net	2,131	3,170
Other assets	113	111

Total assets	$106,896	$135,561

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$8,313	$7,957
Current portion of deferred revenue	—	56,176

Total current liabilities	8,313	64,133

Other long-term liabilities	37	56

Total liabilities	8,350	64,189

Commitments and contingencies

Stockholders’ equity	98,546	71,372

Total liabilities and stockholders’ equity	$106,896	$135,561

REPLIDYNE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue	$—	$3,679	$58,571	$10,601

Costs and expenses:

Research and development	10,651	7,177	28,462	25,287
Sales, general and administrative	2,988	3,864	9,803	8,676

Total costs and expenses	13,639	11,041	38,265	33,963

(Loss) income from operations	(13,639)	(7,362)	20,306	(23,362)

Investment income and other, net	1,336	1,640	4,329	3,730

Net (loss) income	(12,303)	(5,722)	24,635	(19,632)

Preferred stock dividends and accretion.	—	(85)	—	(5,391)

Net (loss) income attributable to common stockholders	$(12,303)	$(5,807)	$24,635	$(25,023)

Net (loss) income attributable to common stockholders per share — basic	$(0.46)	$(0.23)	$0.92	$(2.59)

Net (loss) income attributable to common stockholders per share — diluted.	$(0.46)	$(0.23)	$0.89	$(2.59)

Weighted average common shares outstanding — basic	26,780	25,748	26,696	9,659

Weighted average common shares outstanding — diluted	26,780	25,748	27,666	9,659

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